Exhibit 99.1



FOR FURTHER INFORMATION CONTACT:
Adam M. Goldston
Director
Strategic Planning and Investor Relations
(310) 258-6502

FOR IMMEDIATE RELEASE

PROTECTION ONE REPORTS SECOND QUARTER 1999 RESULTS

CULVER CITY, California, August 12, 1999 - Protection One, Inc. (NYSE: POI), the nation's second largest provider of life safety and property monitoring services, today announced its second quarter 1999 financial results.

At June 30 1999, the company's customer base increased slightly over the previous quarter to 1.65 million and monthly monitoring and service revenue increased to $42.4 million. Net losses for the second quarter of 1999 totaled $7.4 million, or $0.06 per share compared to a net loss of $4.6 million, or $0.04 per share in the first quarter of 1999 (including a non-recurring $2 million severance expense) and net income of $1.4 million or $0.01 per share in the second quarter of 1998 (including a non-recurring gain of $10.2 million).

Compared to the first quarter 1999, revenues increased 1.5% to $150.8 million while earnings before interest, taxes, depreciation and amortization (EBITDA) decreased 5.7% to $58.3 million, or 38.6% of total revenues. The decrease in EBITDA was a result of higher call center expenses and one-time information technology expenses both incurred as a result of the company's customer service initiatives, acquisition and transition expenses as well as a decrease in the company's rate of growth. Compared to the second quarter 1998, revenues increased 55.4% while EBITDA increased 73.8%.

Protection One's reported performance was also impacted by increased customer intangible amortization expense at its European business segment based upon the results of a recent appraisal. This adjustment reduced Protection One's earnings by approximately $2.4 million for the first half of the year. Adjusted net income, defined as net income (as reported) plus goodwill amortization, was break-even for the second quarter compared to adjusted net income of $3.9 million or $0.03 per share for the first quarter 1999 and $7.4 million or $0.08 per share for the second quarter 1998.
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Cash flow, defined as net income (as reported) plus depreciation and amortization, was $37.5 million, or $0.29 per share in the second quarter of 1999, compared to $38.1 million or $0.30 per share in the first quarter 1999, and $29.2 million or $0.31 per share in the second quarter 1998. Second quarter net annualized attrition was 14.3% and the trailing 12-month net attrition was 10.5%.

In early 1999, Protection One consolidated monitoring of accounts to central locations to improve customer service. The execution of this strategy caused service disruptions that have adversely affected customer service. Protection One is addressing these customer service issues. In this regard, Protection One has hired approximately 150 additional service representatives. Protection One is reviewing the accounting consequences, if any, of this customer service issue. If a change in the average estimated life of 10 years is determined to be appropriate, each one year decrease in life would increase annual amortization expense by about $14 million.

John E. Mack III, chief executive officer of the company, said "Our second quarter was a transition quarter for us as we continue to evolve toward a less expensive means of customer creation. We continue to concentrate on lowering our cost of growth, improving customer service and divesting our non-core assets. We are making substantial investments in technology and people to improve our customer service and to reduce attrition."

Protection One received a letter from the Division of Corporation Finance of the Securities and Exchange Commission on August 11, 1999. The letter raised questions about the company's financial statements and stated that, in the view of the staff, there are errors in the financial statements which are material to Protection One's financial statements. These questions relate to the methodology used by Protection One to amortize accounts and the allocation to customers' accounts in the Network Multifamily acquisition. See the company's annual report on Form 10-K/A and quarterly reports on Form 10-Q filed with the SEC for further information.

On June 28, 1999, Protection one announced the signing of a definitive agreement to sell its Mobile Services Group to ATX Technologies, Inc. for approximately $20 million in cash, plus a note and a preferred investment in ATX. The sale is expected to result in a one-time approximate $11 million after-tax gain in the company's third quarter. The company anticipates closing this transaction by the end of August. Mr. Mack went on to say that "Protection One is enthusiastic about our continuing investment in ATX as well as our ability to resell ATX's state of the art telematics product offerings to our customer base."



Protection One, one of the leading residential security alarm companies in the United States, provides monitoring and related security services to more than
1.6 million residential and commercial subscribers in North America and Europe.

For more information about Protection One and its operating companies, visit the company on the Internet at http://www.protectionone.com.

Statements contained in this press release concerning statements of management's beliefs, goals and expectations are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Certain information in this release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor protections of that Act. Other risks and uncertainties are described in Protection One's 1998 Form 10-K/A filed with the Securities and Exchange Commission on April 14, 1999 and quarterly reports on Form 10-Q. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

                         - Tables Follow -
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                      Protection One and Subsidiaries
                         Summary Income Statement
       (Dollars in thousands, except per share and subscriber amounts)
                                      Three Months Ended June 30,
                                         1999          1998

Monitoring and related services        $127,818      $87,449
  Installation and other                 22,983        9,592
     Total revenues                     150,801       97,041
Cost of revenues:
  Monitoring and related services        30,169       22,682
  Installation and other                 11,713        6,798
     Total cost of revenues              41,882       31,480
        Gross profit                    108,919       65,561

Selling, general and administrative
   expense                               43,901       26,020
Acquisition and transition expense        6,767        6,032
Amortization of intangibles and
  depreciation expense                   44,947       27,833
    Operating income                     13,304        5,676

Other income / expense:
  Interest expense, net                  21,844        6,868
  Interest expense to Parent, net             -        6,899
  Other                                    (671)     (10,185)
    Income (loss) before income taxes    (7,869)       2,094
Income tax (expense) benefit                428       (2,292)
  Net income (loss) before
     extraordinary gain                 $(7,441)    $   (198)
Extraordinary gain, net of taxes             (-)       1,591
Net income (loss)                       $(7,441)    $  1,393

Net income (loss) per common share      $ (0.06)    $   0.01

Net loss before non-recurring charges   $(7,441)    $   (198)

Net loss before non-recurring charges
  per share                             $ (0.06)    $  (0.00)



Other data:                                    Three Months Ended June 30,
                                                   1999          1998
  EBITDA                                          $58,251       $33,509
  Cash flow (1)                                    37,503        29,226
  Cash flow per share (1)                            0.29          0.31
  Adjusted Net Income(2)                               14         7,424
  Adjusted Net Income per share(2)                   0.00          0.09
  End of period Monitoring/related service rev.    42,420        30,777
  End of period subscribers                     1,653,055     1,318,665

Note:
1. Cash flow is defined as net income (loss) as reported, plus depreciation and amortization
2. Adjusted net income is defined as net income (loss) as reported, plus goodwill amortization
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                        Protection One and Subsidiaries
                     Summary Balance Sheet and Cash Flow Data
                              (Dollars in thousands)

Balance Sheet Data:
                                            June  30,      December  31,
                                              1999            1998
Assets
Current assets                           $   222,467       $   187,840
Property and equipment, net                   58,395            46,959
Customer accounts, net                     1,176,605         1,014,428
Goodwill and trademarks, net               1,155,148         1,187,862
Other assets                                  29,994            74,230
                                          $2,642,559        $2,511,319
Liabilities and Stockholders' Equity
Current liabilities                      $   259,756       $   235,991
Long term debt, net of current portion     1,037,028           926,971
Other liabilities                             15,300             3,238
  Total liabilities                        1,312,084         1,166,200

Stockholders' equity                       1,330,475         1,345,119
                                          $2,642,559        $2,511,319

Other Data:

Total Debt/EBITDA (1)                           4.7

Interest Coverage (1)                           3.3







Cash Flow Data:
                                            Three Months Ended June 30,
                                                1999           1998

Net cash provided by
   operating activities                       $37,262          $35,448

Net cash used in investing activities        $(83,337)       $(166,062)

Net cash provided by financing activities     $45,831         $138,187


Note:
(1) Leverage ratio and interest coverage ratios consistent with covenant calculation employed by senior debt holders.
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